Exhibit 99.1

News Release

For Immediate Release

Novelis Receives Court Approval for Acquisition by Hindalco
ATLANTA, May 14, 2007 — Novelis Inc. (NYSE: NVL) (TSX: NVL) announced today that it has received approval from the Ontario Superior Court of Justice for the arrangement whereby Hindalco Industries Limited (BSE: HINDALCO) will acquire Novelis.
Under the terms of the transaction, Hindalco, through its subsidiary, will acquire Novelis for US$44.93 per common share in cash. Total enterprise value is estimated at US$6.0 billion, including debt. Upon completion of the arrangement, Novelis will become a subsidiary of Hindalco.
Hindalco and Novelis have received shareholder and court approval and all required regulatory consents which are conditions to the completion of the transaction. Novelis expects the transaction to be completed on May 15, 2007.
About Novelis
Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 12,900 employees, and reported revenue of US$9.8 billion in 2006. Novelis offers the capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. Visit www.novelis.com.
About Hindalco
Hindalco Industries Limited is Asia’s largest integrated primary producer of aluminum and a leading integrated producer of copper. Based in Mumbai, India, Hindalco recorded revenues of approximately US$4.3 billion for the fiscal year ended March 31, 2007. Hindalco’s integrated operations and operating efficiency have positioned the company among the most cost-efficient aluminum producers globally. Hindalco’s stock is publicly traded on the Bombay Stock Exchange, the National Stock Exchange of India Limited and the Luxembourg Stock Exchange. Visit www.hindalco.com.
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include those related to Novelis’ expectation to complete the transaction on May 15, 2007. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Novelis Media Contact:	Novelis Investor Contact:
Charles Belbin	Eric Harris
+1 404 814 4260	+1 404 814 4304
charles.belbin@novelis.com	eric.harris@novelis.com

Hindalco Media Contact:
Dr. Pragnya Ram
+91 22 6652 5160 (office)
+91 98 2102 4395 (mobile)
pragnyaram@adityabirla.com